SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
OF THE SECURITIES EXCHANGE ACT OF 1934

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PFM MULTI-MANAGER SERIES TRUST
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PFM MULTI-MANAGER SERIES TRUST
First American Multi-Manager Fixed-Income Fund

213 Market Street
Harrisburg, Pennsylvania 17101-2141

March 31, 2026

Thank you for being a valued PFM Multi-Manager Series Trust (Trust) shareholder.

We are reaching out to provide you with additional information regarding a new sub-advisory agreement for an existing sub-adviser for First American Multi-Manager Fixed-Income Fund (Fund). No action is required on your part. We do, however, ask that you review the enclosed Information Statement, which contains information about the new sub-advisory agreement. We encourage you to store this document with your investment information for the Fund.

The Board of Trustees of the Trust (Board) unanimously approved a new sub-advisory agreement with the Fund’s sub-adviser, PineBridge Investments LLC (PineBridge), following a series of transactions that resulted in the acquisition of PineBridge by MetLife Investment Management that was completed on December 30, 2025. PineBridge has been managing an allocated portion of the Fund’s assets since the Fund’s inception in December 2017. Based on the information provided by U.S. Bancorp Asset Management, Inc., the Fund’s investment adviser, and PineBridge, the Board believes the approval of the new sub-advisory agreement with PineBridge is in the best interests of the Fund and its shareholders.

If you have any questions, please call the following toll free number: 1-800-527-5412.

Thank you for your continued business.

Sincerely,

/s/ Valentine James Link, Jr.
Valentine James Link, Jr.
President of the Trust

INFORMATION STATEMENT

PFM MULTI-MANAGER SERIES TRUST
First American Multi-Manager Fixed-Income Fund

213 Market Street
Harrisburg, Pennsylvania 17101-2141

March 31, 2026

This is for your information only. It is not a proxy statement and you are not being asked to vote. We are not asking you for a proxy and you are requested not to send us a proxy.

This Information Statement is provided in lieu of a proxy statement to the shareholders of First American Multi-Manager Fixed-Income Fund (the Fund), a series of PFM Multi-Manager Series Trust (Trust), pursuant to the terms of an exemptive order (Order) issued by the U.S. Securities and Exchange Commission (SEC). The Order permits the Fund to operate in a “manager of managers” structure whereby U.S. Bancorp Asset Management, Inc. (USBAM or the Adviser), as the Fund’s investment adviser, can appoint and replace both wholly owned and unaffiliated sub-advisers, and enter into, amend and terminate subadvisory agreements with such sub-advisers, each subject to Board approval but without obtaining prior shareholder approval.

The Information Statement provides information regarding the recent acquisition of PineBridge Investments LLC (PineBridge) by MetLife Investment Management (MetLife) and the material terms of the new investment subadvisory agreement between PineBridge and the Trust, on behalf of the Fund. This Information Statement is being made available via the internet beginning on or about March 31, 2026 to all shareholders of record of the Fund as of January 2, 2026 (Record Date).

New Subadvisory Agreement with PineBridge Investments LLC as Sub-Adviser to the Fund

At a meeting held on May 13, 2025 (the Meeting), the Board, including its members who are not interested persons of the Fund (Independent Trustees) within the meaning of the Investment Company Act of 1940, as amended (the 1940 Act), met to review information in connection with the proposed acquisition, through a series of transactions, by MetLife of the investment management business of PineBridge’s parent company, PineBridge Investments, L.P., including PineBridge (the Transaction). As the Transaction would result in a change of control of PineBridge and cause the current sub-advisory agreement between the Adviser and PineBridge (the Prior Subadvisory Agreement) to terminate, the Board was asked to approve a new sub-advisory agreement between the Adviser and PineBridge (the New Subadvisory Agreement) for an initial two-year period.

PineBridge began managing an allocated portion of the Fund’s assets at the time of the Fund’s inception in December 2017. PineBridge is located at 65 E 55th Street, 10th Floor, New York, New York 10022.

Information Regarding the Adviser
USBAM, located at 800 Nicollet Mall, Minneapolis, MN 55402, serves as the Fund’s investment adviser pursuant to an investment management agreement (Management Agreement) dated December 7, 2021, which was assumed from PFM Asset Management LLC by USBAM on October 1, 2024. USBAM is a subsidiary of U.S. Bank National Association.

The Trust employs USBAM to manage the investment and reinvestment of the Fund’s assets and to administer its affairs, subject to the oversight of the Board. Under the Management Agreement, USBAM has the authority to make determinations with respect to the investment and reinvestment of the Fund’s assets and the purchase and sale of its investment securities. In addition, USBAM has the authority and discretion to discharge and delegate its investment management responsibilities through the appointment of one or more sub-advisers. In allocating the Fund’s assets, USBAM has discretion to allocate any assets to one or more sub-advisers at any time. USBAM has delegated responsibility for the day-to-day investment management of a portion of the Fund to sub-advisers, subject to the oversight and supervision of USBAM. USBAM maintains overall responsibility for the management and investment of the assets of the Fund and responsibility for all advisory services furnished by any sub-adviser, and supervises each sub-adviser in its performance of its duties for the Fund.

Under the Management Agreement, the Fund pays USBAM a fee equal to 0.40% of the Fund’s average daily net assets.

For the fiscal year ended September 30, 2025, the Fund paid advisory fees, after fee waivers and expense reimbursement, if any, to the Adviser in the amount of $6,134,407. The Adviser is responsible for paying the Fund’s sub-advisers for their services to the Fund. For the fiscal year ended September 30, 2025, the aggregate amount of sub-advisory fees paid by the Adviser for the Fund was $2,889,995 (0.19% of the Fund’s net assets).

Information Regarding the Sub-Adviser

PineBridge is an investment adviser registered with the SEC pursuant to the Investment Advisers Act of 1940.

Portfolio Managers. Robert A. Vanden Assem and Dana G. Burns are the individuals primarily responsible for the day-to-day management of the portion of the Fund’s assets allocated to PineBridge (the Sub-Advised Portion).

Robert A. Vanden Assem, CFA is a Managing Director and Head of Developed Markets Investment Grade Fixed Income at PineBridge. Mr. Vanden Assem joined PineBridge in 2001 and is a Managing Director and Head of Developed Markets Investment Grade Fixed Income. He received a BS in Accounting from Fairleigh Dickinson University and an MBA in Finance from New York University. He is a CFA® charterholder.

Dana G. Burns is a Managing Director and Senior Portfolio Manager of investment grade fixed income at PineBridge. Mr. Burns joined PineBridge in 2007 and is a Managing Director and Senior Portfolio Manager of PineBridge Investments’ Investment Grade Credit Team. Mr. Burns received a BS in Business Administration from the University of Richmond and an MBA from New York University.

Management and Governance. PineBridge is a wholly-owned subsidiary of MetLife Investment Management, LLC, the institutional asset management business of MetLife, Inc. PineBridge had approximately $215.1 billion in assets under management as of September 30, 2025.

The name, principal occupation and address of the principal executive officers of PineBridge are listed below. The address of each principal executive officer, as it relates to the person’s position with PineBridge is 65 E 55th Street, 10th Floor, New York, New York 10022.

Name	Position(s) with PineBridge Investments LLC
Brian D. Funk	President
Tracie E. Ahern	Chief Financial Officer
Michael J. Karpik	Chief Operating Officer
William E. Corson	Chief Compliance Officer

Management Activities. PineBridge is a global asset manager specializing in active investing across equities, fixed income, and alternatives for institutional accounts and pooled investment vehicles, including registered investment companies, including accounts that have investment strategies that are substantially similar to the strategy PineBridge applies in its management of the Sub-Advised Portion. The following table sets forth the size and rate of compensation for other accounts advised by PineBridge having similar investment objectives and policies as those of the Fund.

Similar Mandate	Assets Under Management as of September 30, 2025	Rate of Compensation
SubAdvised Account A	$396.56 million	First $250 million 0.15% Next $400 million 0.10% Assets over $650 million 0.09%
Institutional Account A	$293.49 million	First $50 million 0.25% First $50 million 0.20% Next $100 million 0.15% Assets over $200 million 0.10%
Institutional Account B	$461.45 million	0.08% management fee
Institutional Account C	$318.63 million	First $200 million 0.25% Assets over $200 million 0.20%
Institutional Account D	$341.42 million	First $100 million 0.275% Next $100 million 0.225% Assets over $200 million 0.18%
PineBridge UCITS Fund A	$92.46 million	0.45% management fee

Material Terms of the New Subadvisory Agreement

The New Subadvisory Agreement is identical to the Prior Subadvisory Agreement, and has an initial term of two years from its effective date of December 30, 2025 (unless sooner terminated in accordance with its terms). Thereafter, continuance of the New Subadvisory Agreement shall be subject to the specific approval, at least annually, by vote of a majority of the Independent Trustees, at a meeting called for the purpose of voting on such approval, and by either an affirmative vote of a majority of the Trustees of the Trust, or a vote of the majority of the outstanding voting securities (as that term is defined in the 1940 Act) of the Fund.

Under the terms of the New Subadvisory Agreement, subject to the supervision of the Adviser and the Board, PineBridge formulates and implements a continuous investment program for the Sub-Advised Portion and determines the securities, cash and other financial instruments to be purchased, retained or sold for the Sub-Advised Portion.

The New Subadvisory Agreement provides that it may be terminated at any time, without payment of any penalty, (i) by the Board or by vote of a majority of the outstanding voting securities of the Fund (as defined by the 1940 Act), upon sixty (60) days’ written notice to USBAM and the Sub-Adviser, (ii) by USBAM or the Sub-Adviser upon at least sixty (60) days’ written notice to the other party, and (iii) by USBAM or the Fund upon a material breach by the Sub-Adviser of any of the Sub-Adviser’s obligations or representations under the New Subadvisory Agreement if such breach is not corrected within five (5) business days after notice thereof by USBAM or the Fund. The New Subadvisory Agreement will terminate automatically in the event of any assignment thereof, as defined in the 1940 Act, and upon any termination of the Management Agreement between USBAM and the Trust, on behalf of the Fund.

The New Subadvisory Agreement provides that neither the Sub-Adviser nor any of its directors, officers or employees shall be subject to liability to USBAM or the Fund or to any shareholder of the Fund for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services under the New Subadvisory

Agreement, for any losses that may be sustained in the purchase, holding or sale of any security by the Fund, or as a result of any activities of any other sub-adviser appointed by USBAM to provide investment management services to the Fund, provided that nothing in the New Subadvisory Agreement shall be construed to protect PineBridge or any director, officer or employee of PineBridge in the event of PineBridge’s material breach of the New Subadvisory Agreement, willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties under the New Subadvisory Agreement or any untrue statement of a material fact (or an omission of such statement) contained in the Prospectus, Statement of Additional Information (SAI), Registration Statement, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Sub-Advised Portion or the Sub-Adviser to the extent that such statement was made in reliance on information furnished to the Fund and USBAM by the Sub-Adviser or any director, officer, agent or employee of the Sub-Adviser for use therein. The New Subadvisory Agreement provides that PineBridge will indemnify and hold harmless the Fund, USBAM and each of its affiliates, officers, directors, trustees, and employees (each a USBAM Indemnified Party) harmless from, against, for and in respect of all losses, damages, costs and expenses incurred by a USBAM Indemnified Party with respect to (i) Sub-Adviser’s material breach of the New Subadvisory Agreement, willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties under the New Subadvisory Agreement or (ii) any untrue statement of a material fact (or an omission of such statement) contained in the Prospectus, SAI, Registration Statement, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Sub-Advised Portion or the Sub-Adviser to the extent that such statement was made in reliance on information furnished to the Fund and USBAM by the Sub-Adviser or any director, officer, agent or employee of the Sub-Adviser for use therein, together with all legal and other expenses reasonably incurred by any such USBAM Indemnified Party in connection with such liability. The New Subadvisory Agreement contains similar provisions pursuant to which USBAM and the Fund are subject to liability and required to indemnify the Sub-Adviser.

As compensation for the subadvisory services performed by PineBridge, the Adviser pays PineBridge a subadvisory fee out of the advisory fee the Adviser receives from the Fund.

Because the Adviser pays the Sub-Adviser out of the advisory fee the Adviser receives from the Fund, there is no increase in the advisory fee paid by the Fund in connection with the appointment of PineBridge as sub-adviser to the Fund.

Evaluation by the Board

At the Meeting, the Board, including a majority of the Independent Trustees, reviewed and approved the New Subadvisory Agreement on behalf of the Fund for an initial two-year period. The Independent Trustees received advice from and met separately with Independent Trustee counsel in considering whether to approve the New Subadvisory Agreement.

The Independent Trustees reported that they reviewed responses provided by PineBridge in response to a supplemental 15(c) request regarding the Transaction. As the Transaction would result in a change of control of PineBridge and cause the Prior Subadvisory Agreement to terminate, the Board was asked to approve the New Subadvisory Agreement for an initial two-year period.

The Independent Trustees and their independent legal counsel met separately from the “interested” Trustee and management to consider approval of the New Subadvisory Agreement. The Independent Trustees reviewed a memorandum from their independent legal counsel that advised them of their fiduciary duties pertaining to approval of advisory arrangements including sub-advisory agreements. The Board considered information provided by PineBridge that the Transaction will not result in a change to the contractual sub-advisory fee paid by the Adviser to PineBridge (Sub-Advisory Fee) and is not expected to result in any diminution in the investment sub-advisory services provided to the Fund. The Board also considered that it had approved the Prior Subadvisory Agreement in September 2024.

The Board determined that, given the totality of the information provided with respect to the Transaction and the New Subadvisory Agreement, the Board had received sufficient information to approve the New Subadvisory Agreement. In approving the New Subadvisory Agreement, the Board, including a majority of the Independent Trustees, determined, through the exercise of its business judgment, that the terms of the New Subadvisory Agreement are fair and reasonable and that the approval of the New Subadvisory Agreement is in the best interests of the Fund and its shareholders. While attention was given to all information furnished, the following discusses some primary factors relevant to the Board’s determination.

Nature, Extent and Quality of Services. The Board reviewed and considered information regarding the nature, extent and quality of services to be provided by PineBridge under the New Subadvisory Agreement. The Board considered information provided by PineBridge that the Transaction will not result in any diminution in the investment sub-advisory services provided to the Fund. The Board noted that the Transaction is not anticipated to result in any change to PineBridge’s portfolio management team, or its investment strategies and policies, research capabilities, administrative personnel and other current resources. The Board further considered that approving the New Subadvisory Agreement would assure continuity of the sub-advisory services and allow PineBridge to continue to provide services uninterrupted after the closing of the Transaction. The Board concluded that these factors supported approval of the New Subadvisory Agreement.

The Board noted that the New Subadvisory Agreement is identical to the Prior Subadvisory Agreement, with the exception of the effective date and such other changes the Board finds to be immaterial. Following consideration of such information, the Board was satisfied with the nature, extent and quality of services to be provided by PineBridge to the Fund and its shareholders.

Fund Performance. With respect to performance, the Board considered that PineBridge indicated that its current portfolio management teams will continue to manage the Fund, albeit as MetLife employees, and that no changes to any of PineBridge’s investment objectives and strategies are contemplated in connection with the Transaction.

Comparative Fees and Expenses. The Board reviewed and considered information regarding the Sub-Advisory Fee and noted that the Sub-Advisory Fee would be identical to the sub-advisory fee currently charged pursuant to the Prior Subadvisory Agreement. The Board noted that the Sub-Advisory Fee was the product of arm’s-length negotiations between the Adviser and PineBridge and that the Sub-Advisory Fee had been determined to be reasonable in connection with the Fund’s September 2024 annual contract renewal process. The Board concluded that the Sub-Advisory Fee is reasonable based on the information provided.

Profitability and Economies of Scale. The Board determined that its conclusions regarding profitability and economies of scale reached in connection with the September 2024 annual contract renewal of the existing investment management agreement with the Adviser had not changed as a result of the proposal to approve the New Subadvisory Agreement.

Conclusion. Based on its review, consideration and evaluation of all factors it believed relevant, including the above-described factors and conclusions, the Board unanimously approved the New Subadvisory Agreement for an initial two-year period.

Additional Information

USBAM, the Trust’s investment adviser, is located at 800 Nicollet Mall, Minneapolis, Minnesota 55402. U.S. Bancorp Investments, Inc., the Trust’s distributor, is located at 60 Livingston Avenue, Saint Paul, Minnesota 55107. U.S. Bancorp Fund Services, LLC, doing business as U.S. Bank Global Fund Services (Fund Services or Transfer Agent), serves as administrator, transfer agent, and accounting agent for the Funds, and is located at 615 East Michigan Street, Milwaukee,

Wisconsin 53202. U.S. Bank National Association serves as the Fund’s custodian and is located at 1555 North Rivercenter Drive, Suite 302, Milwaukee, WI 53212.

The brokerage commissions paid by the Fund on security transactions placed with entities that are not affiliates of the Fund, Adviser, PineBridge or other sub-advisers for the fiscal year ended September 30, 2025 was $34,282. The Fund did not pay any commissions to any affiliated brokers during the fiscal year ended September 30, 2025.

A principal shareholder is any person who owns (either of record or beneficially) 5% or more of the outstanding shares of any class of the Fund. A control person is one who beneficially owns, either directly or indirectly, more than 25% of the voting securities of the Fund or acknowledges the existence of such control. A control person can have a significant impact on the outcome of a shareholder vote. As of the Record Date, the shareholders indicated below were considered to be either a control person or principal shareholder of any class of the Fund.

First American Multi-Manager Fixed-Income Fund

Name and Address	Shares	% Ownership	Type of Ownership
US Bank NA FBO its customers 650 W. Olive Ave Sunnyvale, CA 94086	102,777,563.252	56.92%	Record
SEI Private Trust Co. C/O M&T Bank FBO its customers 1 Freedom Valley Drive Oaks, PA 19456	48,932,840.582	27.10%	Record
MAC & CO FBO its customers 500 Grant Street Room 151-1010 Pittsburgh, PA 15258	22,535,745.702	12.48%	Record

As of the Record Date, the Trust’s Trustees and officers did not beneficially own any of the outstanding shares of the Fund.

As of the Record Date, there were 180,572,895.670 Institutional Class shares of the Fund outstanding. Advisor Class and R Class shares of the Fund are not currently offered for purchase and there are no outstanding shares of these classes.

The Trust is a Delaware statutory trust and as such is not required to hold annual meetings of shareholders, although special meetings may be called for the Fund, or for the Trust as a whole, for purposes such as electing or removing Trustees, changing fundamental policies or approving an advisory contract. Shareholder proposals to be presented at any subsequent meeting of shareholders must be received by the Trust at the Trust’s office within a reasonable time before the proxy solicitation is made.

The annual report of the Fund is sent to shareholders of record following the Fund’s fiscal year end. The Fund’s fiscal year end is September 30. The Fund will furnish, without charge, a copy of its annual and semi-annual report to a shareholder upon request. Such requests should be directed to the Fund by visiting the Trust’s website at www.firstamericanfunds.com or by calling toll free 1-800-527-5412. Copies of the annual and semi-annual report of the Fund are also available on the EDGAR database on the SEC’s internet site at www.sec.gov.

PFM MULTI-MANAGER SERIES TRUST
First American Multi-Manager Fixed-Income Fund

213 Market Street
Harrisburg, Pennsylvania 17101-2141
Telephone Number: 1-800-527-5412

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

March 31, 2026

This communication presents an overview of the more complete Information Statement that is available to you on the internet relating to First American Multi-Manager Fixed-Income Fund (Fund), a series of PFM Multi-Manager Series Trust (Trust). We encourage you to access and review all of the important information contained in the Information Statement.

The Information Statement details a recent sub-adviser change relating to the Fund. Specifically, the Board of Trustees of the Trust has approved a new investment subadvisory agreement on behalf of the Fund between U.S. Bancorp Asset Management, Inc. (USBAM), the Fund’s investment adviser, and PineBridge Investments LLC (PineBridge). The Board of Trustees of the Trust (Board) unanimously approved a new sub-advisory agreement with the Fund’s sub-adviser, PineBridge Investments LLC (PineBridge), following the acquisition through a series of transactions of Pinebridge by MetLife Investment Management that was completed on December 30, 2025. PineBridge began managing an allocated portion of the Fund’s assets since the Fund’s inception in December 2017. USBAM continues to serve as the Fund’s investment adviser.

The Trust and USBAM have received an exemptive order from the U.S. Securities and Exchange Commission that permits the Fund to operate in a “manager of managers” structure whereby USBAM, as the Fund’s investment adviser, can appoint and replace both wholly owned and unaffiliated sub-advisers, and enter into, amend and terminate subadvisory agreements with such sub-advisers, each subject to Board approval but without obtaining prior shareholder approval. The order requires that an information statement be sent to you. In lieu of physical delivery of the Information Statement, the Trust will make the Information Statement available to you online.

The Information Statement will be available on the Fund’s website at https://www.firstamericanfunds.com/index/InvestmentSolutions/MMSTFunds/FixedIncome.html until at least June 29, 2026. You may access and print the full Information Statement by going to the Fund’s website listed above. A paper or email copy of the Information Statement may be obtained, without charge, by calling the following toll free number 1-800-527-5412. This Notice of Internet Availability of Information Statement is being mailed beginning on or about March 31, 2026, to shareholders of record of the Fund as of January 2, 2026.

Householding is a method of delivery in which a single copy of certain shareholder documents are delivered to investors who share the same address and are members of the same family, even if their accounts are registered under different names. The Fund currently households. If you are no longer interested in householding and would like to have each investor at the same address receive individual copies of this notice, please contact your dealer or call 1-800-527-5412.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.